UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2020

Adicet Bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38359	81-3305277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, 13th Floor Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 315-5528

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACET	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On October 26, 2020, Adicet Bio, Inc. (the “Company”) announced the appointment of Don Healey, Ph.D., as Chief Technology Officer of the Company, effective October 26, 2020 (the “Effective Date”). In connection with Dr. Healey’s appointment, the Company has entered into an employment agreement with Dr. Healey, dated September 24, 2020 (the “Employment Agreement”), pursuant to which Dr. Healey will serve as Chief Technology Officer of the Company, effective as of the Effective Date. Dr. Healey’s Employment Agreement provides for “at will” employment. Pursuant to Dr. Healey’s Employment Agreement, Dr. Healey is entitled to an annual base salary of $385,000. Commencing in calendar year 2021, Dr. Healey is also eligible for annual incentive compensation targeted at 40% of his base salary, provided that any incentive compensation for calendar year 2020 will be prorated based on the Effective Date. Dr. Healey’s Employment Agreement also provides for a monthly travel stipend and relocation reimbursement. Dr. Healey is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans.

The Employment Agreement further provides that the Board will grant Dr. Healey an inducement non-qualified stock option to purchase up to 166,605 shares of common stock. Twenty-five percent of the shares underlying such option shall vest on October 26, 2021 and the remainder of such shares shall vest in thirty-six equal monthly installments thereafter.

Pursuant to Dr. Healey’s Employment Agreement, if Dr. Healey’s employment is terminated by the Company without cause or by Dr. Healey for good reason within the twelve-month period following a change in control (as such terms are defined in his Employment Agreement and subject to the terms and conditions therein), then Dr. Healey will be entitled to (1) a lump sum cash payment equal to the sum of his then-current annual base salary (or his base salary in effect immediately prior to the change in control, if higher) and his target bonus for the then-current year (or his target bonus in effect immediately prior to the change in control, if higher), (2) any unpaid bonus earned for the year preceding the date of Dr. Healey’s employment termination, payable at the time it would otherwise have been paid had his employment not terminated, (3) full acceleration of all time-based stock options and other time-based stock awards held by Dr. Healey, and (4) monthly cash payments equal to the monthly employer contribution that the Company would have made to provide health insurance for Dr. Healey and any covered dependents for up to twelve months.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

In connection with Dr. Healey’s appointment as Chief Technology Officer, the Company issued a press release on October 26, 2020 titled “Adicet Appoints Don Healey, Ph.D., as Chief Technology Officer,” a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Employment Agreement, dated September 24, 2020.

99.2	Press Release, dated October 26, 2020.

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Adicet Bio, Inc.

By:	/s/ Chen Schor
Name:	Chen Schor
Title:	President and Chief Executive Officer

Date: October 26, 2020